Exhibit 11

Pinnacle Entertainment, Inc.
Computation of Per Share Earnings

	For the three months ended March 31,

	Basic		Diluted (a)

	2003	2002	2003	2002

	(in thousands, except per share data—unaudited)
Average number of common shares outstanding	25,934	25,444	25,934	25,444
Average common shares due to assumed conversion of stock options	0	0	0	0

Total shares	25,934	25,444	25,934	25,444

Net loss before cumulative effect of a change in accounting principle	$(847)	$(2,298)	$(847)	$(2,298)
Cumulative effect of a change in accounting principle, net of taxes	0	56,704	0	56,704

Net loss	$(847)	$(59,002)	$(847)	$(59,002)

Per share loss before cumulative effect of a change in accounting principle	$(0.03)	$(0.09)	$(0.03)	$(0.09)
Per share cumulative effect of a change in accounting principle, net of taxes	0.00	(2.23)	0.00	(2.23)

Per share net loss	$(0.03)	$(2.32)	$(0.03)	$(2.32)

(a)	When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.